EXHIBIT 99.1

Chemung Financial Reports Third Quarter 2014 Earnings

ELMIRA, N.Y., Oct. 23, 2014 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company, today reported net income and earnings per share for the quarter and nine months ended September 30, 2014. Highlights for the quarter and nine months include:

  Net income for the third quarter of 2014 was $2.3 million, or $0.48 per share, compared with $2.2 million, or $0.47 per share, for the same quarter in the prior year.

  Net income for the nine months ended September 30, 2014 was $6.3 million, or $1.34 per share, compared with $7.2 million, or $1.56 per share for the same period in the prior year.

  Fully taxable equivalent net interest margin for the third quarter of 2014 was 3.56%, compared with 3.51% for the preceding quarter and 3.90% for the same quarter in the prior year. Fully taxable equivalent net interest margin for the nine months ended September 30, 2014, was 3.55%, down from 3.99% for the same period in the prior year.

  Average interest-earning assets increased $218.5 million year-over-year as a result of organic loan growth and the fourth quarter 2013 branch acquisition.

  Total loans increased $118.3 million, or 11.9%, from $995.9 million at December 31, 2013 to $1.114 billion at September 30, 2014. This increase was primarily attributable to growth of $82.5 million, or 15.9%, in commercial loans and $38.9 million, or 13.8%, in consumer loans.

  Non-performing assets to total assets ratio was 0.68% at September 30, 2014 compared with 0.61% at September 30, 2013.

  Book value per share was $30.34 at September 30, 2014 compared with $28.93 at September 30, 2013, an increase of $1.41, or 4.9%. Tangible book value per share was $24.53 at September 30, 2014 compared with $23.28 at September 30, 2013, an increase of $1.25, or 5.4%.

  Dividends declared during the quarter ended September 30, 2014 were $0.26 per share, level with the prior year.

Ronald M. Bentley, President and CEO stated, "By channeling deposits from the branch offices acquired in late 2013 into loans, the loan portfolio increased $118.3 million, or 11.9%, from the beginning of the year. The growth was driven by commercial loans in the Capital Region, along with an increase in indirect consumer loans, and contributed to the increase in net interest margin to 3.56% for the third quarter of 2014 from 3.51% for the preceding quarter. We expect to continue realizing benefits from the branch offices acquired in late 2013. We are also excited for the opening of our new Capital Bank headquarters and Wealth Management Group office in downtown Albany, scheduled for January 2015."

Summary:

Chemung Financial Corporation reported net income of $2.3 million for the third quarter of 2014, an increase of $0.1 million, or 4.2%, compared with $2.2 million for the same period in the prior year. Earnings per share for the third quarter of 2014 totaled $0.48, compared with $0.47 for the same period in the prior year. Return on average assets and return on average equity for the third quarter of 2014 were 0.60% and 6.30%, respectively, compared with 0.67% and 6.45%, respectively, for the same period in the prior year.

Core net income (see the GAAP to non-GAAP reconciliations) for the third quarter of 2014 was $2.3 million, or $0.48 per share, compared with $2.3 million, or $0.50 per share, for the same period in the prior year. The core net income for the current quarter was the same as reported net income. Core net income for the third quarter of 2013 excluded the pre-tax acquisition expenses of $0.2 million. Net interest income and non-interest income increased $0.9 million and $0.6 million, respectively, along with a reduction of $0.5 million in the provision for loan losses. These items were partially offset by an increase of $1.9 million in non-interest expense. The increase in non-interest expense was due primarily to increases of $0.6 million in salaries and wages, $0.4 million in occupancy expense and $0.3 million in data processing expense. A portion of the increase in non-interest expense was due to operating expenses directly related to the branch offices acquired in late 2013, along with annual merit increases in salaries and wages and upgrades for ATMs and software. Core return on average assets and core return on average equity for the third quarter of 2014 were 0.60% and 6.30%, respectively, compared with 0.71% and 6.85%, respectively, for the same period in the prior year.

Net income of $2.3 million for the current quarter ended September 30, 2014 represents an increase of $0.4 million, or 17.6%, from net income of $1.9 million for the preceding quarter ended June 30, 2014. The increase in earnings was due primarily to an increase of $0.4 million in net interest income and a reduction of $0.5 million in the provision for loan losses. These items were partially offset by a decrease of $0.4 million in non-interest income related to a net gain on securities transactions in the preceding quarter, and an increase of $0.2 million in income taxes. Earnings per share for the current quarter totaled $0.48 compared with $0.41 for the preceding quarter. Return on average assets and return on average equity for the current quarter were 0.60% and 6.30%, respectively, compared with 0.51% and 5.44%, respectively, for the preceding quarter.

Net income for the nine months ended September 30, 2014 was $6.3 million, a decrease of $0.9 million, or 13.6%, compared with $7.2 million for the nine months ended September 30, 2013. Earnings per share for the nine months ended September 30, 2014 was $1.34, compared with $1.56 for the nine months ended September 30, 2013. Return on average assets and return on average equity for the nine months ended September 30, 2014 were 0.56% and 5.89%, respectively, compared with 0.76% and 7.25%, respectively, for the same period in the prior year.

Core net income for the nine months ended September 30, 2014 was $6.0 million, or $1.29 per share, compared with $7.4 million, or $1.58 per share, for the nine months ended September 30, 2013. The current year core net income excluded pre-tax items of $0.5 million in net gain on securities transactions and $0.1 million in acquisition expenses. The core net income for the nine months ended September 30, 2013 excluded the pre-tax acquisition expenses of $0.2 million. The decrease in core net income was due primarily to increases of $5.6 million in non-interest expense and $0.6 million in provision for loan losses. These items were partially offset by increases of $2.0 million in net interest income and $2.0 million in non-interest income, and a reduction of $0.8 million in income taxes. The increase in non-interest expense was due primarily to increases of $1.5 million in salaries and wages, $1.2 million in occupancy expense, $1.0 million in data processing expense, $0.5 million in furniture and equipment expense and $0.3 million in amortization of intangible assets. A portion of the increase in non-interest expense was due to operating expenses directly related to the branch offices acquired in late 2013, along with annual merit increases in salaries and wages and upgrades for ATMs and software. Core return on average assets and core return on average equity for the nine months ended September 30, 2014 were 0.54% and 5.66%, respectively, compared with 0.77% and 7.38%, respectively, for the same period in the prior year.

Net Interest Income:

Net interest income for the third quarter of 2014 totaled $12.4 million compared with $11.5 million for the same period in the prior year, an increase of $0.9 million, or 7.9%. Fully taxable equivalent net interest margin was 3.56% for the third quarter of 2014 compared with 3.90% for the same period in the prior year. The decline in net interest margin was due in part to a 41 basis point decrease in the yield on interest-earning assets, partially offset by a ten basis point decline in the cost of funds and an increase of $214.2 million in average interest-earning assets. The Corporation anticipated a decline in the yield on interest-earning assets due in part to its investment of cash from the acquired branch offices into investment securities.

Net interest income for the current quarter totaled $12.4 million compared with $12.1 million for the preceding quarter ended June 30, 2014, an increase of $0.3 million, or 2.9%. Fully taxable equivalent net interest margin was 3.56% for the current quarter compared with 3.51% for the preceding quarter. The increase in net interest margin was due primarily to a five basis point increase in the yield on interest-earnings assets and an increase of $4.0 million in average interest-earning assets.

Net interest income for the nine months ended September 30, 2014 totaled $36.5 million compared with $34.6 million for the prior year, an increase of $1.9 million, or 5.7%. Fully taxable equivalent net interest margin was 3.55% for the nine months ended September 30, 2014 compared with 3.99% for the same period in the prior year. The increase in net interest income was due to an increase of $218.5 million in average interest-earning assets and a 12 basis point decline in the cost of funds, partially offset by a 52 basis point decrease in the yield on interest-earning assets. The decline in net interest margin was due primarily to yields on interest-earning assets decreasing at a faster rate than the cost of interest-bearing liabilities. The decrease in yield on interest-earning assets was attributable to lower loan yields as loans continue to reprice at current market rates. The Corporation anticipated a decline in the yield on interest-earning assets due in part to its investment of cash from the acquired branch offices into investment securities.

Non-Interest Income:

Non-interest income for the third quarter of 2014 was $5.0 million compared with $5.4 million for the preceding quarter ended June 30, 2014 and $4.4 million for the third quarter in the prior year. The decrease from the preceding quarter was due primarily to a decrease of $0.5 million in net gain on securities transactions. The increase from the year-ago quarter was due primarily to increases of $0.2 million in check-card fee income, $0.2 million in service charges on deposit accounts and $0.1 million in Wealth Management Group fee income.

Non-interest income for the nine months ended September 30, 2014 was $15.4 million compared with $12.8 million for the prior year, an increase of $2.6 million, or 19.5%. The increase was due primarily to a $0.5 million net gain on securities transactions, increases of $0.7 million in check-card fee income, $0.6 million in service charges on deposit accounts, $0.4 million in Wealth Management Group fee income and a gain of $0.5 million from the liquidation of the Corporation's investment in a pool of trust preferred securities.

Non-Interest Expense:

Non-interest expense for the third quarter of 2014 was $13.5 million compared with $11.8 million for the prior year, an increase of $1.7 million, or 14.4%. The increase was due primarily to increases of $0.6 million in salaries and wages, $0.4 million in occupancy expense, $0.3 million in data processing expense and $0.2 million in furniture and equipment expense. The majority of the increase in non-interest expense was due to operating expenses directly related to the branches acquired in the fourth quarter of 2013.

Non-interest expense for the current quarter was $13.5 million compared with $13.6 million for the preceding quarter ended June 30, 2014, a decrease of $0.1 million, or 0.5%.

Non-interest expense for the nine months ended September 30, 2014 was $40.4 million compared with $34.9 million for the prior year, an increase of $5.5 million, or 15.8%. The increase was due primarily to increases of $1.5 million in salaries and wages, $1.2 million in occupancy expense, $0.9 million in data processing expense, $0.5 million in furniture and equipment expense, $0.3 million in amortization of intangible assets and $0.7 million in other non-interest expense related to various items. A portion of the increase in non-interest expense was due to operating expenses directly related to the branch offices acquired in late 2013, along with annual merit increases in salaries and wages and upgrades for ATMs and software.

Asset Quality:

Non-performing loans totaled $7.2 million at September 30, 2014, or 0.65% of total loans, compared with $7.6 million, or 0.79%, at September 30, 2013. The decrease in non-performing loans at September 30, 2014 was primarily in the commercial loan and residential mortgage segments of the loan portfolio. Non-performing assets, which are comprised of non-performing loans and other real estate owned, was 0.68% of total assets, or $10.3 million at September 30, 2014, compared with 0.61%, or $8.2 million, at September 30, 2013. The increase in non-performing assets was due primarily to the transfer of one acquired purchase-credit-impaired commercial loan to other real estate owned. The Corporation's peer group average for the ratio of non-performing assets to total assets was 1.27% at June 30, 2014 (the most recent period available).

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Based on this analysis, the provision for loan losses for the third quarter of 2014 was $0.6 million compared with $1.1 million for the preceding quarter ended June 30, 2014, and $0.9 million for the same period in the prior year. The decrease in the provision for loan losses from the preceding quarter was due primarily to a reduction in the provision for loan losses related to organic loan growth. Net charge-offs for the current quarter were $1.1 million compared with $0.6 million for the preceding quarter and $0.3 million for the same period in the prior year. The net charge-offs for the current quarter were due primarily to a $0.9 million charge-off of an acquired purchase-credit-impaired loan that was transferred to other real estate owned. The net charge-offs for the preceding quarter were due primarily to a $0.3 million charge-off of an acquired purchase-credit-impaired loan that was transferred to other real estate owned and a $0.3 million originated commercial loan.

The provision for loan losses for the nine months ended September 30, 2014 was $2.3 million compared with $1.8 million for the same period in the prior year. The increase in the provision for loans losses was due to an increase in net charge-offs and growth in the loan portfolio. Net charges-offs for the nine months ended September 30, 2014 were $2.0 million compared with $0.3 million for the same period in the prior year. The increase in net charge-offs from the prior year was due primarily to the charge-off of three commercial loans, the majority attributable to two acquired purchase-credit-impaired loans.

At September 30, 2014 the allowance for loan losses was $13.2 million, compared with $11.9 million at September 30, 2013. The allowance for loan losses was 182.42% of non-performing loans at September 30, 2014, compared with 155.12% at September 30, 2013. The ratio of the allowance for loan losses to total loans was 1.18% at September 30, 2014, compared with 1.23% at September 30, 2013.

Balance Sheet Activity:

Assets totaled $1.522 billion at September 30, 2014 compared with $1.341 billion at September 30, 2013, an increase of $180.8 million, or 13.5%. The growth was due primarily to increases of $146.5 million, or 15.1%, in total portfolio loans and $25.3 million in investment securities. The increase in portfolio loans was due to strong growth of $100.1 million in commercial loans and $47.7 million in consumer loans.

Assets totaled $1.522 billion at September 30, 2014 compared with $1.476 billion at December 31, 2013, an increase of $45.8 million, or 3.1%. The growth was due primarily to increases of $118.3 million, or 11.9%, in total portfolio loans, partially offset by decreases of $59.1 million in investment securities and $16.6 million in cash and cash equivalents. The increase in portfolio loans was due to strong growth of $82.5 million in commercial loans and $38.9 million in consumer loans. The decrease in securities available for sale was used to fund the growth in the loan portfolio.

Deposits totaled $1.311 billion at September 30, 2014 compared with $1.090 billion at September 30, 2013, an increase of $220.5 million, or 20.2%. The increase was primarily attributable to $177.7 million from the branch acquisition and $42.8 million in organic deposit growth, due in part to the seasonal inflow of municipal deposits. At September 30, 2014, demand deposit accounts, excluding money market accounts, comprised 39.0% of total deposits compared with 36.1% at September 30, 2013.

Deposits totaled $1.311 billion at September 30, 2014 compared with $1.266 billion at December 31, 2014, an increase of $44.7 million, or 3.5%.  The increase was primarily attributable to increases of $30.6 million in money market accounts, due in part to the seasonal inflow of municipal deposits, $21.7 million in non-interest-bearing demand deposits, $24.1 million in interest-bearing demand deposits and $1.6 million in savings accounts. These items were partially offset by a decrease $33.2 million in time deposits.

Total equity was $142.1 million at September 30, 2014 compared with $134.8 million at September 30, 2013, an increase of $7.3 million, or 5.4%. The total equity to total assets ratio was 9.34% at September 30, 2014 compared with 10.05% at September 30, 2013. The tangible equity to tangible assets ratio was 7.69% at September 30, 2014 compared with 8.25% at September 30, 2013. Book value per share increased to $30.34 at September 30, 2014 from $28.93 at September 30, 2013. As of September 30, 2014, both the Corporation's and the Bank's capital ratios were in excess of those required to be considered well-capitalized under regulatory capital guidelines.

Other Items:

The market value of total assets under management or administration in our Wealth Management Group was $1.910 billion at September 30, 2014 compared with $1.829 billion at September 30, 2013, an increase of $81.2 million, or 4.4%.

About Chemung Financial Corporation:

Chemung Financial Corporation is a $1.5 billion financial services holding company headquartered in Elmira, New York and operates 34 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding, among other things, the Corporation's expected financial condition and results of operations, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation's growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and changes in general business and economic trends. Information concerning these and other factors can be found in the Corporation's periodic filings with the Securities and Exchange Commission, including in our 2013 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(Dollars in thousands, except share data)	2014	2014	2014	2013	2013
ASSETS
Cash and due from financial institutions	$ 31,957	$ 35,981	$ 34,478	$ 31,600	$ 37,491
Interest-bearing deposits in other financial institutions	3,069	30,301	22,670	20,009	2,438
Total cash and cash equivalents	35,026	66,282	57,148	51,609	39,929

Trading assets, at fair value	483	450	413	366	313

Securities available for sale	288,098	286,398	337,134	346,016	259,275
Securities held to maturity	5,430	5,274	6,126	6,495	6,544
FHLB and FRB stocks, at cost	4,362	4,730	4,482	4,482	6,725
Total investment securities	297,890	296,402	347,742	356,993	272,544

Commercial	601,018	581,170	542,082	518,510	500,957
Mortgage	192,870	194,603	196,396	195,997	194,042
Consumer	320,294	308,580	286,087	281,359	272,635
Total loans	1,114,182	1,084,353	1,024,565	995,866	967,634
Allowance for loan losses	(13,151)	(13,632)	(13,155)	(12,776)	(11,856)
Loans, net	1,101,031	1,070,721	1,011,410	983,090	955,778

Loans held for sale	1,167	914	75	695	866
Premises and equipment, net	32,431	29,938	29,351	30,039	25,087
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	5,384	5,708	6,033	6,377	4,481
Other assets	26,660	23,642	23,535	25,150	20,269
Total assets	$ 1,521,896	$ 1,515,881	$ 1,497,531	$ 1,476,143	$ 1,341,091

Deposits:
Non-interest-bearing demand deposits	$ 372,916	$ 365,056	$ 354,727	$ 351,222	$ 297,053
Interest-bearing demand deposits	138,751	124,803	114,507	114,679	96,191
Insured money market accounts	391,671	393,390	387,912	361,095	289,459
Savings deposits	196,406	199,664	198,876	194,768	185,824
Time deposits	211,255	225,515	235,868	244,492	221,938
Total deposits	1,310,999	1,308,428	1,291,890	1,266,256	1,090,465

Securities sold under agreements to repurchase	30,981	30,746	30,646	32,701	30,499
FHLB advances and other debt	27,125	24,520	25,189	25,243	75,146
Other liabilities	10,642	10,406	9,283	13,365	10,175
Total liabilities	1,379,747	1,374,100	1,357,008	1,337,565	1,206,285

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,555	45,494	45,516	45,399	45,556
Retained earnings	113,693	112,624	111,895	111,031	110,740
Treasury stock, at cost	(17,640)	(17,640)	(17,728)	(18,060)	(18,266)
Accumulated other comprehensive income (loss)	488	1,250	787	155	(3,277)
Total shareholders' equity	142,149	141,781	140,523	138,578	134,806
Total liabilities and shareholders' equity	$ 1,521,896	$ 1,515,881	$ 1,497,531	$ 1,476,143	$ 1,341,091

Period-end shares outstanding	4,685,627	4,682,369	4,679,396	4,671,066	4,660,217

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Nine Months Ended			Three Months Ended
	September 30,		Percent	September 30,		Percent
(Dollars in thousands, except share and per share data)	2014	2013	Change	2014	2013	Change
Interest and dividend income:
Loans, including fees	$ 34,590	$ 33,605	2.9	$ 11,973	$ 11,245	6.5
Taxable securities	3,889	3,120	24.6	1,122	1,003	11.9
Tax exempt securities	752	845	(11.0)	230	258	(10.9)
Interest-bearing deposits	59	21	181.0	16	3	433.3
Total interest and dividend income	39,290	37,591	4.5	13,341	12,509	6.7

Interest expense:
Deposits	1,550	1,791	(13.5)	511	572	(10.7)
Securities sold under agreements to repurchase	634	645	(1.7)	214	214	0.0
Borrowed funds	572	594	(3.7)	190	206	(7.8)
Total interest expense	2,756	3,030	(9.0)	915	992	(7.8)

Net interest income	36,534	34,561	5.7	12,426	11,517	7.9
Provision for loan losses	2,330	1,755	32.8	589	874	(32.6)
Net interest income after provision for loan losses	34,204	32,806	4.3	11,837	10,643	11.2

Non-interest income:
Wealth management group fee income	5,816	5,448	6.8	1,943	1,813	7.2
Service charges on deposit accounts	3,962	3,378	17.3	1,381	1,222	13.0
Net gain on securities transactions	522	1	N/M	--	--	N/M
Net gain on sales of loans held for sale	209	425	(50.8)	84	134	(37.3)
Net gain (loss) on sales of other real estate owned	(40)	33	(221.2)	4	18	(77.8)
Other	4,887	3,563	37.2	1,574	1,164	35.2
Total non-interest income	15,356	12,848	19.5	4,986	4,351	14.6

Non-interest expense:
Salaries and wages	15,653	14,138	10.7	5,344	4,721	13.2
Pension and other employee benefits	4,132	4,162	(0.7)	1,294	1,372	(5.7)
Net occupancy	5,174	4,016	28.8	1,721	1,315	30.9
Furniture and equipment	2,052	1,600	28.3	707	514	37.5
Data processing	4,383	3,433	27.7	1,488	1,192	24.8
Professional fees	911	713	27.8	268	188	42.6
Amortization of intangible assets	993	663	49.8	324	214	51.4
Marketing and advertising	879	782	12.4	255	297	(14.1)
Other real estate owned expense	154	138	11.6	22	76	(71.1)
FDIC insurance	814	625	30.2	271	206	31.6
Loan expenses	564	537	5.0	269	202	33.2
Merger and acquisition expenses	115	217	(47.0)	--	217	(100.0)
Other	4,611	3,905	18.1	1,550	1,299	19.3
Total non-interest expense	40,435	34,929	15.8	13,513	11,813	14.4

Income before income tax expense	9,125	10,725	(14.9)	3,310	3,181	4.1
Income tax expense	2,861	3,479	(17.8)	1,040	1,002	3.8
Net income	$ 6,264	$ 7,246	(13.6)	$ 2,270	$ 2,179	4.2

Basic and diluted earnings per share	$ 1.34	$ 1.56		$ 0.48	$ 0.47
Cash dividends declared per share	0.78	0.78		0.26	0.26
Average basic and diluted shares outstanding	4,680,583	4,658,199		4,683,797	4,660,336

N/M - Not meaningful

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)
						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
(Dollars in thousands, except share and per share data)	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013

RESULTS OF OPERATIONS
Interest income	$ 13,341	$ 12,996	$ 12,954	$ 13,072	$ 12,509	$ 39,290	$ 37,591
Interest expense	915	921	921	1,002	992	2,756	3,030
Net interest income	12,426	12,075	12,033	12,070	11,517	36,534	34,561
Provision for loan losses	589	1,103	639	1,000	874	2,330	1,755
Net interest income after provision for loan losses	11,837	10,972	11,394	11,070	10,643	34,204	32,806
Non-interest income	4,986	5,406	4,964	5,229	4,351	15,356	12,848
Non-interest expense	13,513	13,579	13,343	14,470	11,813	40,435	34,929
Income before income tax expense	3,310	2,799	3,015	1,829	3,181	9,125	10,725
Income tax expense	1,040	869	951	343	1,002	2,861	3,479
Net income	$ 2,270	$ 1,930	$ 2,064	$ 1,486	$ 2,179	$ 6,264	$ 7,246

Basic and diluted earnings per share	$ 0.48	$ 0.41	$ 0.44	$ 0.32	$ 0.47	$ 1.34	$ 1.56
Average basic and diluted shares outstanding	4,683,797	4,680,776	4,677,178	4,664,140	4,660,336	4,680,583	4,658,199

PERFORMANCE RATIOS
Return on average assets	0.60%	0.51%	0.56%	0.42%	0.67%	0.56%	0.76%
Return on average equity	6.30%	5.44%	5.93%	4.34%	6.45%	5.89%	7.25%
Return on average tangible equity (a)	7.79%	6.75%	7.41%	5.40%	8.04%	7.32%	9.05%
Efficiency ratio (b)	75.01%	77.21%	77.28%	76.66%	70.97%	76.50%	71.01%
Non-interest expense to average assets	3.55%	3.62%	3.64%	4.09%	3.65%	3.60%	3.67%
Loans to deposits	84.99%	82.87%	79.31%	78.65%	88.74%	84.99%	88.74%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.34%	4.40%	4.51%	4.67%	4.71%	4.41%	4.85%
Yield on investments	1.95%	1.91%	2.09%	2.05%	2.32%	1.98%	2.40%
Yield on interest-earning assets	3.82%	3.77%	3.85%	4.02%	4.23%	3.81%	4.33%
Cost of interest-bearing deposits	0.22%	0.22%	0.23%	0.26%	0.30%	0.22%	0.31%
Cost of borrowings	2.85%	2.93%	2.91%	1.90%	2.49%	2.89%	2.69%
Cost of interest-bearing liabilities	0.37%	0.37%	0.38%	0.42%	0.47%	0.37%	0.49%
Interest rate spread	3.45%	3.40%	3.47%	3.60%	3.76%	3.44%	3.84%
Net interest margin, fully taxable equivalent	3.56%	3.51%	3.58%	3.72%	3.90%	3.55%	3.99%

CAPITAL
Total equity to total assets at end of period	9.34%	9.35%	9.38%	9.39%	10.05%	9.34%	10.05%
Tangible equity to tangible assets at end of period (a)	7.69%	7.68%	7.67%	7.62%	8.25%	7.69%	8.25%

Book value per share	$ 30.34	$ 30.28	$ 30.03	$ 29.67	$ 28.93	$ 30.34	$ 28.93
Tangible book value per share	24.53	24.40	24.08	23.63	23.28	24.53	23.28
Period-end market value per share	28.09	29.54	27.12	34.17	34.63	28.09	34.63
Dividends declared per share	0.26	0.26	0.26	0.26	0.26	0.78	0.78

AVERAGE BALANCES
Loans (c)	$ 1,097,133	$ 1,047,181	$ 1,007,415	$ 981,491	$ 950,657	$ 1,050,905	$ 929,906
Earning assets	1,404,165	1,400,174	1,381,604	1,306,934	1,189,978	1,395,397	1,176,896
Total assets	1,509,297	1,504,153	1,488,577	1,404,770	1,283,577	1,500,754	1,273,206
Deposits	1,301,083	1,298,159	1,282,917	1,163,065	1,073,571	1,294,119	1,069,174
Total equity	142,972	142,318	141,061	135,979	133,955	142,124	133,714
Tangible equity (a)	115,581	114,603	112,996	109,082	107,528	114,403	107,068

ASSET QUALITY
Net charge-offs (recoveries)	$ 1,070	$ 625	$ 260	$ 80	$ 338	$ 1,955	$ 332
Non-performing loans (d)	7,209	7,712	8,567	8,511	7,643	7,209	7,643
Non-performing assets (e)	10,328	8,345	8,808	9,049	8,207	10,328	8,207
Allowance for loan losses	13,151	13,632	13,155	12,776	11,856	13,151	11,856

Annualized net charge-offs to average loans	0.39%	0.24%	0.10%	0.03%	0.14%	0.25%	0.05%
Non-performing loans to total loans	0.65%	0.71%	0.84%	0.85%	0.79%	0.65%	0.79%
Non-performing assets to total assets	0.68%	0.55%	0.59%	0.61%	0.61%	0.68%	0.61%
Allowance for loan losses to total loans	1.18%	1.26%	1.28%	1.28%	1.23%	1.18%	1.23%
Allowance for loan losses to non-performing loans	182.42%	176.76%	153.55%	150.11%	155.12%	182.42%	155.12%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense less merger and acquisition expenses less amortization of intangible assets divided by the total of fully taxable equivalent net interest income plus non-interest income less net gain on securities transactions less gain from bargain purchase less gain on liquidation of trust preferred securities.
(c) Loans include loans held for sale. Loans do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
N/M - Not meaningful.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The table below shows computations of core net income, tangible equity and tangible assets and certain related ratios, all of which are considered to be non-GAAP financial measures. The tangible equity to tangible assets ratio has become a focus of some investors and management believes this ratio may assist in analyzing the Corporation's capital position, absent the effects of intangible assets. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results reported under GAAP. Because not all companies use identical calculations, the non-GAAP measures presented in the following table may not be comparable to those reported by other companies.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(Dollars in thousands, except per share data)	2014	2014	2013	2013	2013	2014	2013

CORE NET INCOME
Reported net income (GAAP)	$ 2,270	$ 1,930	$ 2,064	$ 1,486	$ 2,179	$ 6,264	$ 7,246
Net (gain) loss on securities transactions (net of tax)	--	(322)	--	9	--	(322)	(1)
Gain from bargain purchase (net of tax)	--	--	--	(470)	--	--	--
Merger and acquisition related expenses (net of tax)	--	18	53	720	134	71	134
Core net income (non-GAAP)	$ 2,270	$ 1,626	$ 2,117	$ 1,745	$ 2,313	$ 6,013	$ 7,379

Average basic and diluted shares outstanding	4,683,797	4,680,776	4,677,178	4,664,140	4,660,336	4,680,583	4,658,199

Reported basic and diluted earning per share (GAAP)	$0.48	$0.41	$0.44	$0.32	$0.47	$1.34	$1.56
Reported return on average assets (GAAP)	0.60%	0.51%	0.56%	0.42%	0.67%	0.56%	0.76%
Reported return on average equity (GAAP)	6.30%	5.44%	5.93%	4.34%	6.45%	5.89%	7.25%

Core basic and diluted earning per share (non-GAAP)	$0.48	$0.35	$0.45	$0.37	$0.50	$1.29	$1.58
Core return on average assets (non-GAAP)	0.60%	0.43%	0.58%	0.49%	0.71%	0.54%	0.77%
Core return on average equity (non-GAAP)	6.30%	4.58%	6.09%	5.09%	6.85%	5.66%	7.38%

TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$ 142,149	$ 141,781	$ 140,523	$ 138,578	$ 134,806	$ 142,149	$ 134,806
Less: intangible assets	(27,208)	(27,532)	(27,857)	(28,201)	(26,305)	(27,208)	(26,305)
Tangible equity (non-GAAP)	$ 114,941	$ 114,249	$ 112,666	$ 110,377	$ 108,501	$ 114,941	$ 108,501

Total assets (GAAP)	$ 1,521,896	$ 1,515,881	$ 1,497,531	$ 1,476,143	$ 1,341,091	$ 1,521,896	$ 1,341,091
Less: intangible assets	(27,208)	(27,532)	(27,857)	(28,201)	(26,305)	(27,208)	(26,305)
Tangible assets (non-GAAP)	$ 1,494,688	$ 1,488,349	$ 1,469,674	$ 1,447,942	$ 1,314,786	$ 1,494,688	$ 1,314,786

Total equity to total assets at end of period (GAAP)	9.34%	9.35%	9.38%	9.39%	10.05%	9.34%	10.05%
Book value per share (GAAP)	$ 30.34	$ 30.28	$ 30.03	$ 29.67	$ 28.93	$ 30.34	$ 28.93

Tangible equity to tangible assets at end of period (non-GAAP)	7.69%	7.68%	7.67%	7.62%	8.25%	7.69%	8.25%
Tangible book value per share (non-GAAP)	$ 24.53	$ 24.40	$ 24.08	$ 23.63	$ 23.28	$ 24.53	$ 23.28

TANGIBLE EQUITY AND TANGIBLE ASSETS
(AVERAGE)
Total shareholders' equity (GAAP)	$ 142,972	$ 142,318	$ 141,061	$ 135,979	$ 133,955	$ 142,124	$ 133,714
Less: intangible assets	(27,391)	(27,715)	(28,065)	(26,897)	(26,427)	(27,721)	(26,646)
Tangible equity (non-GAAP)	$ 115,581	$ 114,603	$ 112,996	$ 109,082	$ 107,528	$ 114,403	$ 107,068

Return on average equity (GAAP)	6.30%	5.44%	5.93%	4.34%	6.45%	5.89%	7.25%
Return on average tangible equity (non-GAAP)	7.79%	6.75%	7.41%	5.40%	8.04%	7.32%	9.05%
CONTACT: Karl F. Krebs, EVP and CFO
         kkrebs@chemungcanal.com
         Phone:  607-737-3714